Exhibit 16.1

Deloitte & Touche LLP 115 Federal Street Boston, MA 02110 USA Tel: +1 617 437 2000 Fax: +1 617 437 2111 www.deloitte.com

July 11, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Vicarious Surgical Inc.’s Form 8-K dated July 11, 2025, and we agree with the statements made in the second, third and fourth paragraphs under Item 4.01(a). We have no basis to agree or disagree with the statements made in the first paragraph under Item 4.01(a), or the statements made under Item 4.01(b).

Yours truly,

/s/ Deloitte & Touche LLP